UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): JULY 29, 2011 (JULY 26, 2011)

                 TIRE INTENATIONAL ENVIRONMENTAL SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)


           NEVADA                  000-28323                      98-0368586
(State or other jurisdiction      (Commission                   (IRS Employer
      of incorporation)           File Number)               Identification No.)


               1620 CYPRESS GARDENS ROAD, MONCKS CORNER, SC 29461
              (Address of principal executive offices) (Zip Code)


                                 (843) 761-7955
               Registrant's telephone number, including area code


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



Check the appropriate box below if the Form 8-K filing is intended to
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following provisions (see General Instruction A.2. below):

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    (17 CFR 230.425)
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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 26, 2011 Tire International Environmental Solutions Inc. (the "Company") entered into two Equipment Purchase Agreements (the "Agreements") with a third party recycling company (the "Seller"). Under the Agreements the Company has acquired a Barclay Tire Shredder and a Tire Buffing System (the "Equipment"). The Equipment will be installed at the Company's new US tire recycling and finished product manufacturing facility in Moncks Corner, SC (the "Facility"). The Company paid a purchase price of $125,000 for the equipment with a $20,000 down payment and Seller provided $105,000 non-interest bearing financing under the Agreements. The Seller financing is due in 15 monthly installments of $7,000 with an earlier retirement of any outstanding balance due upon the successful completion by Company of its anticipated privately placed corporate non-rated debt financing for the Facility.

The purchase is critical to increase tire recycling throughput, boost operational efficiency and increase revenues. The Company will install the Equipment during August at the Project to increase the volume of scrap tires currently being recycled and allow the Company to process truck tires and off the road tires in addition to the passenger tires currently recycled the Facility. The installed Equipment will provide additional recycled steel for sale to the local steel mill and recycled rubber for its current crumb rubber manufacturing operation and it's to be constructed molding operation.





                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC.

July 29, 2011
                              By: /s/ Martin Sergi
                                  Martin Sergi
                          Its: Chief Financial Officer